Exhibit 10.29

Mr. Erwin Mayr	September 17, 2009
Dear Erwin:
I am pleased to offer you the position of Senior Vice President and Chief Strategy Officer, Global R&D, IT & Manufacturing Excellence based in Atlanta and reporting to Phil Martens, President & COO, Novelis Inc. This offer is contingent upon the successful completion of any U.S. immigration and work permit requirements.
1.	STARTING DATE AND DURATION

The effective date of your assignment to expected to be October 1, 2009, subject to the aforementioned requirements.

The term of this assignment is expected to be approximately two years. Changes from this will be mutually discussed and agreed.

Until completion of the family move (as per § 5.b.i. below), you will spend your time approximately 50/50% split between Atlanta and Zurich or other business-related locations, coordinated in close cooperation with Phil Martens. During this transition time you can also keep your office and company car in Zurich (in addition to the main office in Atlanta).

2.	STATUS OF EMPLOYMENT

Your status will be that of an expatriate in Atlanta from Zurich, Switzerland.

3.	COMPENSATION

Your base compensation and benefits package is designed to provide you with a level of income and benefits which are similar to those that you would have received in Zurich in a similar position. Compensation and benefit plans are subject to change from time to time at the Company’s discretion.
a.	Method of Payment

You will be paid on the Swiss payroll. The entire amount of net income (gross compensation less source deductions) will be disbursed and deposited to you in Swiss Francs.

b.	Position Grade

Your position will be administered at a salary band Executive B.
Novelis, Inc
Lenox Building
3399 Peachtree Road, NE 1500, Atlanta, Georgia 30326
Tel.: 404 814 4243

c.	Base Salary

Your starting base salary will be CHF 462,000. Your salary will be subject to review periodically in accordance with Novelis’ salary administration practice in Atlanta, We will also review your salary each January 1 and July 1 to determine if the U.S. Dollar has strengthened by 10% or more relative to the Swiss Franc from October 1, 2009. If the U.S. dollar has strengthened by more than 10% we will adjust your base salary upwards by the amount of the change. Going forward from the time of the first adjustment, we will adjust [up or down] each review period (January 1 and July 1) comparing the average of the just completed period to the average of the previous period. We will not, however, adjust your base salary below the stated level above and as increased by any annual salary increases going forward. Your next salary review will be In July 2010.
d.	Expatriate Premium

You will receive an expatriate premium of 10% of your base salary, net after tax. This annual amount, CHF 46,200, will be included with your monthly payroll.

e.	Incentive Plan
i.	Annual Incentive Plan (AIP)

You will participate in the Annual Incentive Plan (AIP) of Novelis Inc. The Target Bonus opportunity for your new assignment is 50%. For FY2010 you will participate in the AIP for six months in your current role and for six months in your new role.

ii.	Long Term Incentive Plan (LTIP)

You are eligible to participate in the Long Term Incentive Plan (LTIP) of Novelis Corporation. For FY2010 your LTIP opportunity is $180,000. The target LTIP opportunity for Band Executive B for the FY2011 LTIP Plan is estimated to be $300,000.
f.	Income Tax Liability/Tax Equalization

As a Swiss citizen working in the U.S., you may be subject to income taxes in both the U.S. and Switzerland. You will be tax equalized to the Swiss level of taxation. This means that you will not pay more taxes than you would pay if your employment related income (base salary, annual incentive compensation, long-term incentive compensation and any taxable allowances such as company car, temporary accommodation and annual leave) was taxable only in Switzerland. If you pay higher taxes in the U.S., then Novelis will pay the difference. The amount will be determined in due time. Additionally, if you hold investments in
Novelis, Inc
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404 814 4243

Switzerland that are also taxable in the U.S., your tax liability will be equalized to the Swiss level of taxation.
4.	BENEFITS
a.	Retirement Base

Switzerland will continue to be your retirement base.

b.	Pension Plan

You will remain in the Swiss pension plans [PK and EK] and continue to receive credit and service.

c.	Social Security

You will continue to participate in the Swiss social security system, and if required to also participate in the U.S. social security system, the cost of participation in the U.S. will be a Novelis expense

d.	Medical / Dental Plans

You and your family will be covered for medical and dental insurance under Novelis’ Plan for Expatriates. Details regarding claims for reimbursement may be obtained from your host country contact. In addition, you will have available to you the services of S.O.S. international, an independent contract firm that provides emergency medical advice, referral and if necessary, medical evacuation. A detailed packet covering these services will be provided to you.

e.	Life insurance

You will participate in the Novelis Life Insurance Plan of Novelis Europe during this assignment.

f.	Business Travel Accident Insurance

You will be covered by the Novelis Business Travel Accident Insurance Plan of Novelis Inc. while on this assignment.

g.	Long Term Disability

You will be covered under the Novelis Long-Term Disability Plan of Novelis Europe during this assignment.
Novelis, Inc
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404 814 4243

5.	RELOCATION
a.	Final Trip Travel

Business Class travel for you and your family via the most direct route from Zurich, Switzerland to Atlanta as reasonable expenses arising from travel will be for Novelis’ account.

b.	Temporary Accommodation
I.	On arrival

Upon your arrival in Atlanta, and for the period until your family arrives in Atlanta [a period of up to approximately six months, depending on suitable and possible school transfer for the 3 children], you may reside in appropriate temporary accommodations, The cost of this temporary accommodation will be for Novelis’ account.
c.	Shipping & Storing of Goods

Novelis will be responsible for the cost of shipping and/or storing your household goods and personal affects, as well as for the cost of a small air shipment of personal affects and soft furnishings from Zurich, Switzerland to Atlanta.

d.	Settling-In Formalities

As part of your relocation to Atlanta, you will be provided with assistance in locating housing and completing administrative formalities, such as obtaining a driver’s license and setting up a bank account. The Atlanta HR Department in will provide assistance to you with these matters.

e.	Relocation Allowance

You will be entitled to a relocation allowance of 1.5 month’s base salary. net of tax. Any taxes assessed on this payment will be for Novelis’ account. This allowance is intended to assist with miscellaneous costs incurred in settling in. This payment will be made by Novelis Inc.

f.	House Hunting

The company will provide one round trip for your spouse in business class, prior to the final trip, via the most direct route from Zurich, Switzerland to Atlanta. Costs associated with this trip will be for Novelis’ account.
Novelis, Inc
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404 814 4243

6.	HOUSING
a.	Zurich

You will be responsible for maintaining your home in Zurich while on this assignment.

b.	Atlanta

As long as you are on assignment in Atlanta, you will be provided with rental accommodations up to $8,000 per month, for which the expense will be paid by the company. You will not be responsible for any taxes on this amount. Additional property expense will be for your account. This allowance will be eliminated should you decide not to continue to maintain a home in Zurich.
7.	AUTOMOBILE
a.	Zurich

To assist you in selling your car(s) in Zurich, Novelis will establish a guaranteed price for your personal vehicle(s) based on the market resale value, provided your car(s) are less than eight years old, Upon submission of appropriate documents, you will be reimbursed for the shortfall, if any, between the Guaranteed Sale Price and the actual sale price, up to a maximum of 15% of the Guaranteed Sale price.

b.	Atlanta

You will be eligible to participate in the company leased vehicle program. The company will pay the lease cost for a vehicle of your choosing to a maximum of $37,000 capitalized cost. You may select a higher priced vehicle but the excess will be paid by you through on-going payroll deductions. Fuel, maintenance and insurance expenses are paid by the company. In accordance with IRS regulations, personal use of a company provided vehicle, including fuel, is a taxable benefit to you. The total of your self contribution, if any, and the annual tax in the U.S. will not exceed the amount of self contribution and tax for a similar vehicle in Switzerland. Any additional tax in the U.S. would be for Novelis’ account.
8.	LANGUAGE & CROSS CULTURAL TRAINING

Arrangements will be made for your family to undertake language lessons both prior to the move to Atlanta and after arriving in Atlanta. The cost will be for Novelis’ account.
Novelis, Inc
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404 814 4243

9.	LEAVES
a.	Vacation

Your vacation entitlement during this assignment will be governed by the Swiss Novelis AG policy. You will be entitled to 27 vacation days per year.

b.	Home Leave

Zurich, Switzerland has been designated as your home leave base. You and your family [your spouse and children] will be entitled to round-trip business class airfare for travel between Atlanta and Zurich, Switzerland or Munich, Germany by the most cost-effective route. Such trips are to be scheduled no more than twice per year throughout the duration of this assignment. The cost of the airfare will be for Novelis’ account. All other incidental expenses incurred during such trips will be for your own account.

c.	Compassionate Leave

In addition to the trips outlined above, should a member of your immediate family not residing with you in Atlanta suffer life-threatening illness, injury or death, assistance will be provided to allow you to be with the relative or attend to necessary arrangements.
10.	EDUCATION

The Company will provide for private education for your children while in the U.S. and for the first year after you return to Zurich for your two daughters. The cost will be for Novelis’ account.

11.	TAX PREPARATION & PLANNING

It is strongly recommended that you obtain professional tax advice, in Zurich, Switzerland and Atlanta prior to making any major financial decisions arising from this assignment. You will be provided with the services of professional tax consultants for the preparation of Swiss and U.S. income tax returns for the fiscal years affected by this assignment.

12.	CHANGE IN STATUS OF EMPLOYMENT

In the event that the anticipated duration of this assignment or your position changes significantly from what is set out in this letter, then the affected terms and conditions will be reviewed with you. If, at the end of this assignment, you should accept a
Novelis, Inc
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404 814 4243

permanent position in Zurich, Switzerland, then the benefits provided to you as an expatriate employee will be discontinued.
13.	REPATRIATION

Upon successful completion of this assignment, it is anticipated that you will move to a top Senior Vice President/Presidential role. You may receive an offer of continuing employment within the Novelis Group of Companies for your consideration at that time. If, at the end of this assignment, there should be no mutually satisfactory position or location available at that time within Novelis, you will be repatriated to Zurich under normal expatriate terms. The terms and conditions of your current individual Severance Agreement would apply.
If you agree with the above, please sign and return a copy of this letter to me. I very much look forward to you being part of the Atlanta based team.

Sincerely,
/s/ Robert D. Virtue
Robert D. Virtue
VP Human Resources

Accepted:	/s/ Erwin Mayr 18.9.2009
Erwin Mayr Date

Novelis, Inc
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404 814 4243